Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
rfisher@webmd.net	jnewman@webmd.net
212-624-3817	212-624-3912
WebMD Announces Second Quarter Financial Results
Total Revenue Increased 15%; Advertising Revenue Increased 19%
Adjusted EBITDA Increased 33%; Net Income Increased 18%
WebMD Leads Online Health Information Sector with 48.4 Million Unique Monthly Users and
1.1 Billion Quarterly Page Views
New York, NY (August 5, 2008) - WebMD Health Corp. (Nasdaq: WBMD) today announced financial results for the three months ended June 30, 2008.
“The growing strength of the WebMD franchise was demonstrated again this quarter by WebMD’s leadership, strong year-over-year traffic growth and continued new product innovation,” said Wayne Gattinella, President and CEO. “WebMD is uniquely situated to capitalize on the shift to web-based marketing and education to both consumers as well as physicians both here in the U.S. and abroad.”
Financial Summary
 Revenue for the second quarter was $89.2 million compared to $77.3 million in the prior year period, an increase of 15%. Earnings before interest, taxes, depreciation, amortization, and other non-cash items (“Adjusted EBITDA”) for the second quarter increased 33% to $19.8 million or $0.34 per share compared to $14.9 million or $0.25 per share in the prior year period.
Income from continuing operations and net income for the second quarter was $6.4 million or $0.11 per share, compared to income from continuing operations of $5.1 million or $0.09 per share, and net income of $5.4 million or $0.09 per share, in the prior year period.
WebMD had approximately $325 million in cash and investments at June 30, 2008.
Segment Operating Highlights
 Online Services segment revenue was $84.6 million for the second quarter compared to $72.9 million in the prior year period, an increase of 16%. Advertising and sponsorship revenue increased 19% to $62.4 million. Private portal licensing revenue increased 10% to $21.9 million. Online Services segment Adjusted EBITDA increased 34% to $18.8 million compared to $14.0 million in the prior year period.
Traffic to the WebMD Health Network continued to grow strongly with an average of 48.4 million unique users per month and total traffic of 1.1 billion page views during the second quarter, increases of 20% and 24%, respectively, from a year ago. In the second quarter, 1.3 million continuing medical education (CME) programs were completed on the WebMD Professional Network, an increase of 74% from the prior year period.

The base of large employers and health plans utilizing WebMD’s private Health and Benefits portals during the second quarter was 123 as compared to 108 a year ago.
Publishing and Other Services segment revenue was $4.6 million for the second quarter compared to $4.4 million in the prior year period, an increase of 5%. Publishing and Other Services segment Adjusted EBITDA was $1.0 million compared to $0.86 million in the prior year period. WebMD’s offline professional medical reference and textbook publication business was sold on December 31, 2007 and is reflected as a discontinued operation in the Company’s financial statements for prior periods.
Merger with HLTH
 As previously announced, HLTH and WebMD entered into a definitive merger agreement on February 20, 2008. Completion of the merger is conditioned upon, among other things, approval of the stockholders of both HLTH and WebMD. HLTH and WebMD expect to file a joint preliminary proxy statement/prospectus relating to the merger shortly after the filing of their respective second quarter Form 10-Q filings. Assuming that timely clearance is received from the SEC, HLTH and WebMD expect to be in a position to hold stockholder meetings in October 2008 to seek the necessary stockholder approvals. Those meetings would also be the Annual Meetings for HLTH and WebMD.
Financial Guidance
 WebMD reaffirmed its financial guidance for the remainder of 2008 today. This guidance was provided on May 6, 2008 and can be found in a press release and Form 8-K issued on that date.
Analyst and Investor Conference Call
 As previously announced, WebMD will hold a conference call with investors and analysts to discuss its second quarter results at 4:45 pm (eastern) today. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.
About WebMD
WebMD Health Corp. (Nasdaq: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. WebMD Health Corp. is a subsidiary of HLTH Corporation (Nasdaq: HLTH).
The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicine, eMedicine Health, RxList and theHeart.org.
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This press release does not constitute an offer of any securities for sale. In connection with the proposed merger, HLTH and WebMD expect to file, with the SEC, a proxy statement/prospectus as part of a registration statement regarding the proposed transaction. Investors and security holders are urged to read the proxy statement/prospectus because it will contain important information about HLTH and WebMD and the proposed transaction. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus and other documents when filed by HLTH and WebMD with the SEC at www.sec.gov or www.hlth.com or www.wbmd.com. Investors and security holders are urged to read the proxy statement, prospectus and other relevant material when they become available before making any voting or investment decisions with respect to the merger.

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All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: expectations regarding the market for WebMD’s and HLTH’s investments in auction rate securities (ARS); our guidance on WebMD’s future financial results and other projections or measures of WebMD’s future performance; market opportunities and WebMD’s ability to capitalize on them; the benefits expected from new products or services and from other potential sources of additional revenue; the merger transaction between HLTH and WebMD (the “Merger Transaction”); and the potential sales transaction with respect to Porex (the “Potential Sale Transaction”). These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: changes in the markets for ARS; market acceptance of WebMD’s products and services; WebMD’s relationships with customers and strategic partners; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our other Securities and Exchange Commission filings. In addition, there can be no assurances regarding: whether HLTH and WebMD will be able to complete the Merger Transaction or as to the timing of such transaction; or whether HLTH will be able to complete the Potential Sale Transaction or as to the timing or terms of such transaction. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.
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WebMD®, WebMD Health®, Medscape®, eMedicine®, MedicineNet®, RxList®, Subimo®, Medsite®, The Little Blue Book® and Summex®, are trademarks of WebMD Health Corp. or its subsidiaries.